Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contact:

Thomas C. Hoster Chief Financial Officer @Road 510-870-1099 thoster@road-inc.com	David J. Lebedeff Vice President Investor Relations @Road 510-870-1317 dlebedeff@road-inc.com

@Road® Reports Record Revenues and Profits in the Fourth Quarter
Company Reports Full-Year 2003 Profitability
Cash and Short-term Investments Exceed $105 million

Fremont, CA – February 5, 2004 – @Road (Nasdaq: ARDI), a leading provider of mobile resource management (MRM) services, today announced record results for the fourth quarter ended December 31, 2003.

Service revenues for the fourth quarter of 2003 were $13.7 million, up 40 percent from $9.8 million reported for the same period in 2002 and up 5 percent from $13.1 million for the third quarter in 2003. Total revenues for the fourth quarter of 2003 were $17.2 million, up 33 percent from $12.9 million reported for the same period in 2002 and up 4 percent from $16.6 million for the third quarter 2003.

“We are very pleased to report full-year profitability for 2003,” said Krish Panu, president and CEO of @Road. “We have been managing the competing demands of cash, profitability and growth. With a strong cash position and profitability, we are now focusing on an aggressive growth strategy,” stated Mr. Panu.

Net income for the fourth quarter of 2003 was $2.1 million, or $0.04 per diluted share, compared with a net loss of $2.0 million, or a loss of $0.04 per diluted share, for the same period in 2002.

For the year ended December 31, 2003, total revenues increased to $63.4 million from $44.4 million for the prior year. Service revenues grew to $49.6 million for the year ended December 31, 2003 from $33.7 million for the same period a year earlier.

Net income for 2003 was $1.7 million, or $0.03 per diluted share, compared with a net loss of $14.2 million, or a loss of $0.31 per diluted share, in 2002.

The company’s balance sheet at December 31, 2003 included $105.7 million of cash, cash equivalents and short-term investments. Total assets as of December 31, 2003 were $139.0 million. “We believe that by attaining profitability and maintaining a strong balance sheet, we increase customer confidence that we have the resources to help them with their mobile resource management needs,” concluded Mr. Panu.

2003 Highlights

•	Financial – Increased the subscriber base by 39 percent from December 31, 2002.

On August 20, 2003, sold 4,000,000 newly issued shares of @Road common stock at $14.00 per share. Net proceeds from the offering after expenses were $51.8 million.

The American Stock Exchange® (Amex®) began trading options on @Road on Monday, June 2, 2003.

The Chicago Board Options Exchange (CBOE) began listing options on @Road common stock under the CBOE ticker symbol UDH on Wednesday, June 4, 2003.

•	Strategic Customers –In addition to our strong base of large customers, we added the following customers in 2003:

Selected by Frontier Communications, a Citizens Communications Company, to help it manage its field operations, improve productivity and increase customer satisfaction. Frontier offers service in 24 states over 2.4 million access lines across the U.S.

Selected by Qwest to provide MRM services to help Qwest manage its field operations. Qwest employs over 5,000 mobile workers across a number of lines of business.

•	New Services – Announced the general availability of the @Road MRM service offering using AT&T Wireless’ high-speed GPRS (General Packet Radio Service) network.

Announced the nationwide availability of the @Road MRM service offering using Sprint’s all-digital, all-CDMA 1xRTT (single carrier radio transmission technology) Third-Generation (3G) wireless network.

Launched GeoManagerSM Pocket Edition, a new solution that combines @Road MRM services with GPS-enabled mobile phones.

Announced the addition of @Road PathwaySM to its suite of mobility service applications for workers in the field. The solution is now available on i58sr and i88s phones by Motorola with onboard assisted global positioning system (AGPS) capabilities.

Announced the availability of @Road Driver Logs and State Mileage Report features. Subscribers can use the Driver Logs service to electronically record Duty Status changes and Hours of Service information directly into their on-board @Road Internet Data Terminal (iDTTM). The State Mileage Report feature is designed to enable companies to automatically record how many miles each subscriber has traveled in a state, which information can be used when preparing state-mandated quarterly fuel tax reports.

Launched Exception Services, a value-added application enabling companies to quickly identify and respond to scheduled or spontaneous field activities through alerts and reports identifying incidents where mobile workers meet or exceed customer-defined business rules.

Announced the availability of @Road DirectData 2.1 service. For companies seeking to leverage their existing IT infrastructure, DirectData 2.1 is designed to continuously and securely deliver location-, message- and form-based information to enterprise applications for integration into routing, dispatching, payroll or other legacy systems.

•	Partnerships – Announced the formation of a strategic alliance with TransDecisions, a developer of innovative logistics software for enterprises and transportation, to develop and market an integrated solution.

•	Infrastructure – Migrated the wireless data-capture software engine to a new release. This infrastructure enhancement is designed to result in increased capacity, higher reliability and lower service delivery costs.

Implemented a new system, called the Early Warning System, which is designed to proactively identify and solve customer service issues. This system is expected to lower customer service costs and improve customer satisfaction.

•	Intellectual Property – Awarded four patents by the U.S. Patent and Trademark Office, bringing the company’s patent portfolio to ten. @Road has 36 additional patents pending in jurisdictions throughout the world.

•	Accolades – In response to achievements in 2003:

Krish Panu, President and Chief Executive Officer of @Road joined NASDAQ Executive Vice President Bruce Aust to preside over the Market Open on Friday, January 9, 2004.

The @Road GeoManager service received the prestigious 2004 Frost and Sullivan Mobile Communications Product of the Year Award. The award recognizes the @Road GeoManager service as an innovative mobility solution designed to enhance operational efficiency and maximize workforce productivity to increase customer revenues and decrease costs of operations.

Ranked the number one fastest growing technology company in Deloitte’s prestigious Technology Fast 50 Program for Silicon Valley. Rankings were based on the percentage of growth in fiscal year revenues over five years, from 1998 to 2002. @Road revenues increased by 65,224 percent for the five-year period, resulting in the highest overall ranking in the Silicon Valley Fast 50.

Conference Call and Webcast Details

@Road will host a teleconference Thursday, February 5th, commencing at 2:00 p.m. Pacific Time, to discuss fourth quarter financial results. Participating in the call will be @Road President and CEO Krish Panu and CFO Tom Hoster. All interested parties may listen by dialing 800-967-7134 or 719-457-2625, or by tuning into the Webcast at www.road.com.

About @Road

@Road (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to more than 125,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, @Road historical and future losses, operating results and profitability; limited operating history; scalability of the @Road business model; ability of @Road to successfully develop, market and sell its products and services, including GeoManager Pocket Edition, @Road Pathway, @Road Driver Logs, State Mileage Report, Exception Services and DirectData 2.1 and products and services relating to the AT&T Wireless and Sprint wireless networks; ability of @Road to sell and deploy its products and services to large customers; availability and reliability of the @Road infrastructure; dependence on wireless networks owned and controlled by others; ability of @Road to execute its plan and adapt to a rapidly changing economic and business environment; and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K/A dated July 29, 2003, Report on Form 10-Q dated November 14, 2003 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of At Road, Inc. The @Road logo, @Road Pathway, GeoManager and iDT are trademarks and/or service marks of At Road, Inc. All other trademarks and service marks are the property of their respective owners.

At Road, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31, 2003	December 31, 2002 (*)

ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$105,669	$37,900
Accounts receivable, net	7,109	7,407
Inventories	2,425	5,399
Deferred product costs and other current assets	13,190	9,937

Total current assets	128,393	60,643
Property and equipment, net	2,298	2,500
Deferred product costs and other assets	8,325	7,407

Total assets	$139,016	$70,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,522	$7,278
Deferred revenue and customer deposits	9,751	7,594

Total current liabilities	20,273	14,872
Deferred revenue	6,582	5,321
Other long term liabilities	33	190

Total liabilities	26,888	20,383
Stockholders’ equity:
Common stock	228,441	170,610
Deferred stock compensation	(4)	(491)
Notes receivable from stockholders	(87)	(2,068)
Accumulated deficit	(116,222)	(117,884)

Total stockholders’ equity	112,128	50,167

Total liabilities and stockholders’ equity	$139,016	$70,550

(*) Derived from the audited December 31, 2002 financial statements

At Road, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three months ended			Twelve months ended

	December 31,	September 30,	December 31,	December 31,	December 31,
	2003	2003	2002	2003	2002

Revenues:
Service	$13,710	$13,113	$9,813	$49,561	$33,678
Product	3,527	3,503	3,133	13,802	10,742

Total revenues	17,237	16,616	12,946	63,363	44,420

Costs and expenses:
Cost of service revenue (excluding intangibles amortization included below)	3,871	3,782	3,570	15,711	13,544
Cost of product revenue	4,692	5,249	4,931	19,770	16,946
Intangibles amortization	10	11	424	455	1,670
Sales and marketing	3,064	2,907	2,711	11,408	10,746
Research and development	1,360	1,386	1,340	5,379	5,878
General and administrative	2,355	2,189	1,911	9,202	8,616
Stock compensation	26	154	248	467	1,065

Total costs and expenses	15,378	15,678	15,135	62,392	58,465

Income (loss) from operations	1,859	938	(2,189)	971	(14,045)
Investment impairment charge	—	—	—	—	(1,035)
Other income, net	238	157	172	691	843

Net income (loss)	$2,097	$1,095	$(2,017)	$1,662	$(14,237)

Net income (loss) per share:
Basic	$0.04	$0.02	$(0.04)	$0.03	$(0.31)

Diluted	$0.04	$0.02	$(0.04)	$0.03	$(0.31)

Shares used in calculating net income (loss) per share:
Basic	53,450	50,689	46,990	49,978	46,134

Diluted	58,209	55,813	46,990	54,282	46,134